UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2017

RIGHTSCORP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55097	33-1219445
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3100 Donald Douglas Loop North

Santa Monica, CA 90405

(Address of principal executive offices) (zip code)

310-751-7510

(Registrant’s telephone number, including area code)

Copies to:

Gregory Sichenzia, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Ference Kesner LLP

61 Broadway

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 14, 2017, Cecil Bond Kyte was appointed the chief executive officer of Rightscorp, Inc. (the “Company”), and Christopher Sabec resigned as the Company’s chief executive officer and was appointed the Company’s president.

Mr. Kyte, 46 has served as the Company’s Chief Financial Officer since October 2016 and Chairman of the Company’s board of directors since December 2015. From 2007 to 2013, Mr. Kyte served as CEO and Chairman of Save The World, Inc., a California based publicly traded energy technology company. Under his stewardship, that company grew from roughly $10 million in market capitalization in 2007 to an excess of $350 million by 2013 and accessed roughly $40 million in equity based capital. Additionally, having been a pilot for 30 years Mr. Kyte has served as an airline captain and flight instructor whom is recognized and included in the prestigious FAA Airmen Certification database. This database recognizes pilots who have met or exceeded the high educational, licensing and medical standards established by the Federal Aviation Administration. Mr. Kyte also hold a Bachelor of Science Degree in Business Administration with emphasis in Accounting from CSULB.

Mr. Sabec, 52, served as the Company’s chief executive officer from October 2013 and as chief executive officer of the Company’s operating subsidiary from its inception in January 2011. Mr. Sabec was formerly the CEO of the Jerry Garcia Estate LLC from November 2002 through December 2006. In addition, he managed multiplatinum Hanson, helped launch Dave Matthews Band and licensed major label catalogues for online distribution. Mr. Sabec is an experienced entertainment industry executive, entrepreneur and attorney with more than 26 years of business management experience, 22 years of global entertainment industry experience, and 16 years digital media experience. He received a Juris Doctor (cum laude) from University of Georgia School of Law and in 1988, received a Bachelor of Science in Foreign Service from Georgetown University School of Foreign Service. Mr. Sabec is a member of the California Bar Association.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGHTSCORP, INC.

Dated: February 16, 2017	By:	/s/ Cecil Kyte
	Name:	Cecil Kyte
	Title:	Chief Executive Officer

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